Exhibit 10.1
EPC Agreement No. 1001
between
Allegheny Energy Supply Company, LLC
and
The Babcock & Wilcox Company
covering
Flue Gas Desulfurization Project
at
Hatfield’s Ferry Units 1, 2 and 3

TABLE OF CONTENTS
Principal Document

EXHIBIT
A	REIMBURSABLE COSTS
B	FIXED RATES
C	FEE
D	CONTRACTOR’S PERSONNEL POLICIES
E	FORM LETTER OF CREDIT

EXHIBIT
F	(not used)
G	OWNER’S CONTROLLED INSURANCE PROGRAM (OCIP)
G-1	EXCEPTIONS TO EXHIBIT G
H	DISPUTE RESOLUTION PROCEDURE
I	PERFORMANCE GUARANTEES
J	MINIMUM DATA FIELD REQUIREMENTS FOR AUDIT PURPOSES

This Agreement is effective as of July 12, 2006, and made between Allegheny Energy Supply Company, LLC, a limited liability company organized under the laws of Delaware with offices at 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601-1689 (hereinafter Allegheny) and The Babcock & Wilcox Company, a company organized under the laws of Delaware with its principal place of business, at 20 South Van Buren Avenue, Barberton, Ohio 44203 (hereinafter Contractor).
Allegheny and Contractor, each in consideration of the undertakings, promises and agreements of the other as set forth herein, hereby agree as follows:
ARTICLE 1 — AGREEMENT SCOPE
The purpose of this Agreement is to define the terms and conditions for the provision of the Work as specifically set out in the Job Specification. Work is generally described as the engineering, procurement and construction of the flue gas desulfurization systems at the Hatfield’s Ferry Units 1, 2 and 3 in Masontown, Pennsylvania. Prior to the effective date of this Agreement, Contractor performed Work under Allegheny purchase order C-06-06858, issued on April 13, 2006, and change orders thereto. This Agreement supercedes said purchase order in all respects and any Work performed thereunder shall be deemed to have been performed under this Agreement.
ARTICLE 2 — TERM AND SURVIVORSHIP
2.1	Term. The Term of this Agreement begins and is effective from the date first written above and shall terminate upon final acceptance pursuant to Article 18, unless terminated earlier as permitted by this Agreement.
2.2	Survivorship. The provisions of this Agreement as stipulated in Article 41 shall survive any expiration or termination of this Agreement.
ARTICLE 3 — DEFINITIONS
For the purpose of this Agreement, the following words and phrases shall have the meaning stated below:
3.1	“Agreement” means Principal Document, Job Specification, and the Exhibits listed in the Table of Contents.
a)	“Principal Document” means this document, executed by Allegheny and Contractor and comprising Articles 1 through 42.

b)	“Job Specification” means the documents issued by Allegheny to Contractor, which contain the detailed description of the Work including technical and other requirements pertaining thereto. The Parties agree that the following documents are for information only in the Job Specification and are not part of this Agreement: Flue Gas Desulfurization (FGD) Phase I Study Report, dated December 2005, prepared by Black & Veatch; Hatfield’s Ferry Coal Trace Analysis; Hatfield’s Ferry Units 1, 2 and 3 FGD Process Design Operating Conditions and Parameters (Fuel); Result of Limestone Analysis and Its Reactivity, dated March 2006, prepared by Mitsubishi Heavy Industries, Ltd.;Technical Specification for Wet Flue Gas Desulfurization System prepared by Sargent & Lundy; Hatfield Power Station Bid for Continuous Emissions Monitoring Systems; Water Analysis for Hatfield FGD Project; Fort Martin Lagoon Relocation Specification; Geotechnical Report Revision 0, dated December 16, 2005, prepared by Black & Veatch; Hatfield’s Ferry & Ft Martin — Site Fire Protection Flow Diagrams; Balance Draft Conversion Boiler Reinforcement Design Conditions; Route 21 Rebuild and Bridge Replacement Drawings; and Permitting Lists (including Phase 1 Permitting Schedule, Phase 1 Summary Permitting Schedule, Environmental Permit Action List (4-10-2006)). The parties may mutually agree that other portions of the Job Specification may not apply or may be adjusted.
3.2	“Agreement Price” means the total of Costs and Fee relating to compensation as specified in Exhibits A, B &C to be paid by Allegheny to Contractor.
(a)	“Costs” means the sum of Reimbursable Costs and costs resulting from application of Fixed Rates.

(b)	“Reimbursable Costs” means costs set forth in Exhibit A for which Contractor is compensated at actual costs incurred and paid.

(c)	“Fixed Rates” means unit prices listed in Exhibit B.

(d)	“Fee” means the part of Agreement Price as provided in Exhibit C by which Contractor is compensated for: (i) its profit related to the Work; and (ii) expenses not recovered by Contractor in Costs.
3.3	“Agreement Price Budget” means the budget for the Work prepared by Contractor and approved by Allegheny, which may be modified or adjusted by Change Orders. The Agreement Price Budget shall be agreed to by the parties within four (4) months of the effective date of this Agreement.
3.4	“Change Order” means the document issued by Allegheny, which sets forth adjustments to the Agreement Price Budget and/or the Scheduled Mechanical Completion Dates.
3.5	“Competence” means the expertise, experience, capability and specialized knowledge to perform the Work in a good and workmanlike manner and within all accepted standards for the utility industry.
3.6	“Consequential Damages” means any loss or anticipated loss of profit, loss or anticipated loss of revenue, business interruption, loss of use of any equipment, loss of any Agreement or other business opportunity and any other indirect damage of a similar nature as further defined in Article 23.
3.7	“Contractor” means: (1) the legal entity identified in the Principal Document and, where the context so permits; (2) any company in which that legal entity now or hereafter (a) owns directly or indirectly or (b) controls, directly or indirectly, more than fifty percent (50%) of the stock having the right to vote or appoint its directors; and (3) Contractor’s representatives that are responsible for supplying services or performing the Work in accordance with the terms of this Agreement.
3.8	“Facility” means the property at Hatfield’s Ferry in Monongahela Township, Greene County, Pennsylvania.

3.9	“Final Acceptance Notice” means the document issued by Allegheny upon agreeing that Contractor has substantially met the criteria set forth in this Agreement pursuant to Sub-Article 18.2 for final acceptance of the Facility or any part thereof.

3.10	“Hazardous Substance” means any substance defined as hazardous by Law.

3.11	“Hazardous Waste” means any waste defined as hazardous by Law.
3.12	“Industry Standards” means those practices, methods, acts, techniques and standards as may be followed or employed by Contractor and other power plant owners and contractors at the time of performance of the Work and which: (i) are generally accepted in the United States for use in the electric power generation industry in connection with power stations of the same or similar size and type and related construction work; (ii) are commonly utilized by Contractor and other power plant owners and contractors in related retrofit design, engineering, construction, testing, project management and operation and; (iii) are expected for Work performed consistent with reliability and safety objectives.
3.13	“Law” means all applicable laws of the jurisdiction in its broadest sense including without limitation the following: constitutional law, civil law, common law, international law, equity, treaties, statutes, decrees, edicts, codes, orders, rules, ordinances and regulations of any federal, state, local, municipal, or any other duly constituted governmental authority or agency.
3.14	“Mechanical Completion” means, in general, the Work is substantially completed so that the systems are ready to receive flue gas and as further detailed in the Job Specification.
3.15	“Mechanical Completion Notice” means the document issued by Allegheny upon agreeing that Contractor has substantially met the criteria set forth in the Job Specification for Mechanical Completion of the Facility or any part thereof.
3.16	“Safety and Health Manual” means the documents issued by Allegheny to Contractor detailing the minimum safety and health policies and procedures to be adopted by Contractor, Subcontractors and Vendors at the Work Site.
3.17	” Scheduled Mechanical Completion Date” means the date or dates set forth in the Job Specification for Mechanical Completion of the Work, which may be modified or adjusted by Change Orders. The Scheduled Mechanical Completion Date shall be finalized within four (4) months of the effective date of this Agreement.
3.18	“Subcontractor” means any subcontractor, supplier, agent or materialman providing services or work to Contractor for the purpose of performing the Work under this Agreement.
3.19	“Vendor” means any supplier, agent or materialman providing equipment, materials, and/or specialty services to Contractor pursuant to the Work under this Agreement.
3.20	“Work” means the engineering, procurement and construction of the flue gas desulfurization system, by Contractor, under this Agreement, including providing as necessary therefor supervision, construction work, consultations, any specified materials, labor, construction tools, equipment, and supplies at the Work Site.
3.21	“Work Site” means the site indicated in the Job Specification at the Hatfield’s Ferry facility in Monongahela Township, Greene County, Pennsylvania, and at the

field fabrication and lay down area at the Ft. Martin facility in Maidsville, West Virginia.

ARTICLE 4 — CONTRACTOR’S GENERAL OBLIGATIONS
4.1	Contractor shall engineer, procure and construct flue gas desulfurization systems and shall perform the Work in accordance with the terms and conditions of this Agreement.
4.2	No documentation, including Contractor’s proposal and bid clarification correspondence, shall constitute a part of this Agreement unless included in Exhibit E — Supplemental Documentation.

4.3	Contractor represents that it knows:
(a)	the nature, requirements and scope of the Work,

(b)	the location and peculiarities of the Work Site,

(c)	the type and magnitude of detailed engineering, procurement, construction, and construction management services and labor required,

(d)	the character of equipment, materials and facilities required, and

(e)	the general and local conditions and other matters which could affect the Work.
Contractor’s failure to become knowledgeable about or to discover matters, which affect the Work, shall not relieve Contractor from its obligations under this Agreement.
Contractor accepts the Work Site as found subject to modifications set forth in the Job Specification. If subsurface conditions differ materially from those indicated in the Job Specification, Contractor shall not disturb said conditions but shall promptly notify Allegheny and proceed with the Work affected only upon Allegheny’s written authorization. If such conditions materially differ from those indicated in the Job Specification, and such difference causes an increase or decrease in the cost or time of performance, Allegheny shall issue a Change Order with respect thereto if appropriate under the criteria of Sub-Article 9.2. If Contractor proceeds with the Work affected without Allegheny’s authorization, any additional costs incurred shall not be allowed as Costs and no Change Order shall be allowed therefor.
4.4	After entering into this Agreement, Contractor shall commence the Work promptly upon being notified by Allegheny, and shall perform the Work in a professional manner to the satisfaction of Allegheny: (i) with diligence until its obligations pursuant to this Agreement have been completed; and (ii) meet, at a minimum, the Industry Standards pertaining to such work including standards of the appropriate construction code and revisions thereto applicable to the jurisdiction where the Facility is to be constructed, as well as such other requirements as set forth in this Agreement.
4.5	Contractor shall provide sufficient supervisory and other personnel to perform the Work and shall continuously furnish such personnel and control the progress of the Work until Contractor’s performance under this Agreement has been completed. Contractor’s project manager and other key personnel as approved by Allegheny and identified in the Job Specification, shall not be reassigned or removed from the

Work by Contractor without the approval of Allegheny. Contractor shall not use third party agency personnel for any position without Allegheny’s prior approval.
4.6	Contractor shall perform the Work under the National Maintenance Agreement, providing for a wage modifier at ninety percent (90%) and one hundred percent (100%) of the fringe benefits found in the local collective bargaining agreement. Contractor shall take all necessary steps to minimize and/or eliminate labor disputes with respect to this Agreement.
4.7	Contractor represents that all engineering work requiring certification by applicable Law shall be certified by professional engineers properly licensed and qualified to perform such engineering services in all appropriate jurisdictions and will remain solely responsible for the contents of such drawings.
4.8	Contractor shall develop with governmental authorities customs procedures for: (i) importing to the Work Site equipment, materials, supplies and construction tools required for the Work; and (ii) exporting Contractor-owned or rented construction tools and construction equipment. Contractor shall be responsible for obtaining and maintaining all licenses, visas, clearances, certifications and governmental or administrative authorizations, necessary for the performance of its obligations hereunder, including entry visas, residence and work permits and any applicable licenses for its employees, agents and representatives. Allegheny shall have no liability whatsoever in respect thereof.
4.9	To the extent required to perform the Work under this Agreement, Contractor shall procure all necessary permits (where required to be in Contractor’s name), licenses, including licenses or registrations issued by any professional boards pursuant to Law, observe and abide by all applicable Law relating to the Work and support Allegheny’s efforts to secure approval of plans and specifications. Without releasing Contractor from its obligation hereunder, if any drawings or specifications are known by Contractor to be at variance with any applicable Law, Contractor shall give notice to Allegheny thereof before performing such Work. Applications for such permits, licenses or approvals shall be submitted to Allegheny for approval prior to being filed with any relevant authority involved. Contractor shall give a copy of each permit to Allegheny promptly after receipt thereof by Contractor.
4.10	Contractor shall have custody and control of: equipment, materials and supplies for performing the Work furnished by it or delivered to it by Allegheny; parts of the Facility under construction or completed; temporary structures; and construction facilities, except for: (i) partially completed parts of the Facility for which Allegheny has taken temporary possession by Change Order, (ii) parts (units, systems or areas of equipment) of the Facility as to which Allegheny has accepted custody and control pursuant to Mechanical Completion Notices, and (iii) parts of the Facility included in any part of the Work which has been terminated pursuant to Article 17. Contractor shall protect and care for items and parts of the Facility in its custody and control until Mechanical Completion, after which time Allegheny shall bear the risk of loss or damage to the Work.
4.11	Contractor’s proposed working hours schedule shall be submitted to Allegheny for its approval prior to Contractor beginning any Work at the Work Site. Once approved, such working hours schedule shall not be revised without further approval by Allegheny. Contractor shall not permit its employees or

Subcontractors’ employees to work more than the approved working hours schedule, unless approved in advance by Allegheny.
4.12	Contractor shall schedule, report, forecast and control progress of the Work, and shall undertake best efforts to achieve Mechanical Completion on or before the Scheduled Mechanical Completion Dates as set forth in the Job Specification, and Final Acceptance. The Scheduled Mechanical Completion Dates are non-guaranteed target dates.
4.13	Contractor shall furnish to Allegheny for its review and comment, copies required by the Job Specification of working drawings, specifications, engineering calculations, purchase orders, subcontracts and other documents prepared by Contractor, Subcontractors or Vendors in the course of performing the Work, and shall give Allegheny access at reasonable times, at Contractor’s and Subcontractor’s facilities, to Contractor’s detail drawings, design and engineering methods, calculations, and data used in performing the Work. Notwithstanding the foregoing, this provision shall not require Contractor to disclose its identified proprietary methods, software, calculations and data, provided, however, Contractor shall cooperate with Allegheny in its understanding of the methodology or derivation of any calculation or design developed by Contractor for the Work short of Contractor disclosing its proprietary methods.
4.14	Contractor shall maintain all Work records and financial records requested by Allegheny in accordance with the requirements of this Agreement and of the federal and state agencies in the state where the work is being performed, and upon request, shall provide Allegheny with sufficient information relating to prices of materials and services to similarly enable Allegheny to meet its asset management accounting, compliance and reporting requirements.
4.15	Contractor shall comply with all applicable Federal, State and local Laws, rules and regulations including but not limited to: Fair Labor Standards Act, Occupational Safety and Health Act, Equal Opportunity, Vietnam Era Veterans Readjustment Assistance Act of 1974, Rehabilitation Act of 1973, Minority Business Enterprise and Americans With Disabilities Act of 1990. Contractor further shall make certifications and periodic reports stipulated by such Laws, rules and regulations, the Laws and Executive Orders implemented by those regulations, and as otherwise requested by Allegheny. Contractor also shall provide information for Allegheny to report upon its obligations under the Small Business and Small Disadvantaged Business Concerns of the Federal Acquisition Regulations System (FAR).
4.16	Contractor’s project manager named in the Job Specification shall have the authority to act for Contractor with respect to all matters pertaining to the Work and Contractor’s performance. Communications concerning these matters received by Contractor’s project manager from Allegheny shall be deemed to have been received by Contractor.
4.17	Contractor shall respond promptly to Allegheny’s request for assurances concerning the financial condition of Contractor and any Subcontractor or Vendor and their respective ability to perform all of their respective obligations under this Agreement. Upon the request of Allegheny, Contractor shall submit financial statements for its most recent fiscal quarter, as well as the most recent three years and will submit such other documents as are permitted by Law and, in Allegheny’s discretion, necessary to substantiate Contractor’s financial ability to complete the Work in accordance with the terms hereof. In the event that Contractor fails to provide such financial information, then a deficiency will be deemed to have occurred under Sub-Article 15.1. Contractor shall use best efforts to include in all subcontracts and purchase orders a similar provision requiring all Subcontractors and Vendors to provide such financial information upon request of either Allegheny or Contractor.
4.18	Without diminishing the importance of other portions of the Job Specification, Contractor shall ensure satisfactory pursuance of the requirements in the following portions of that document:
(a)	furnishing and maintaining, in an up-to-date condition, the project control documents and giving notice to Allegheny, if any condition exists that might prevent Contractor from obtaining results that are in full compliance with this Agreement;

(b)	operating a quality assurance system that complies with Allegheny’s requirements and allows Allegheny full access to audit the system, and further undertakes to make such modifications to the system as may be required for the applicable quality assurance standards to be met; and

(c)	during the course of manufacture and fabrication of equipment and materials, the making of inspections and tests required by the Job Specification, including Allegheny’s right to attend such inspections and tests and Contractor’s giving Allegheny proper notice therefor.
4.19	Contractor shall provide as specified in the Job Specification, office space, furnishings, clerical and secretarial assistance, communication services and other facilities and services required for Allegheny’s use at Contractor’s home and branch offices, subject to Allegheny and its consultants executing mutually agreeable confidentiality agreements relating to information of Contractor clients other than Allegheny and liability waivers.
ARTICLE 5 — COST AND SCHEDULE PERFORMANCE
5.1	Contractor shall estimate, budget, report, forecast and control Costs, and shall schedule, report, forecast and control progress of the Work.
5.2	Contractor shall use its best efforts to: (i) keep the forecasted Agreement Price for all phases of the Work within the Agreement Price Budget; (ii) complete elements of the Work by the time specified in the agreed upon detailed work schedule, and (iii) achieve completion of the Facility, and other deliverables to be provided as part of the Work, on or before the Scheduled Mechanical Completion Dates.
5.3	Contractor shall use its best efforts to achieve completion of each part of the Facility and other deliverables in the time sequence specified in the Job Specification. If the time sequence is revised by Allegheny, a Change Order shall be issued if appropriate pursuant to the criteria of Sub-Article 9.2. If such revision is required because of Contractor’s deficient performance, no adjustment to Fee shall be allowed and no adjustment to the Scheduled Mechanical Completion Dates shall be allowed.
5.4	After issuance of the Final Acceptance Notice, Contractor shall prepare and provide to Allegheny a final cost report.
ARTICLE 6 — WARRANTIES
6.1	Representations and Warranties
Contractor represents and warrants that it:
(a)	has the Competence to perform the Work;

(b)	has or shall obtain and maintain the necessary personnel and supervision possessing appropriate skills to perform the Work in an efficient and timely manner, and as otherwise subject to Contractor’s general obligations under Sub-Article 4.4;

(c)	shall obtain, maintain and use all tools and equipment in accordance with manufacturer’s specifications and recommendations and good engineering and operational practices;

(d)	has or shall obtain, at its expense, before performing any work connected with the Work, all the necessary registrations, certificates, permits, licenses and authorizations to conduct business and perform the Work, and as otherwise subject to Contractor’s general obligations under Sub-Article 4.9;

(e)	shall perform all Work in accordance with Law, and as otherwise subject to Contractor’s general obligations under Sub-Article 4.15;

(f)	shall perform all Work promptly, with due diligence and Competence, and as otherwise subject to Contractor’s general obligations under Sub-Article 4.4;

(g)	shall conduct itself with the highest degree of ethical and professional standards and as otherwise subject to Contractor’s obligations under Article 29; and

(h)	fully comprehends the requirements and contingencies for performing the Work and that it has examined the Work Site for any additional or special requirements and contingencies, and as otherwise subject to Contractor’s general obligations under Sub-Article 4.3.
6.2	Contractor’s Duty for Compliance while Performing Work under this Agreement
Contractor represents and warrants that it shall not perform any aspect of the Work that it knows cannot be performed in conformity with the provisions of this Agreement. If Contractor determines that it cannot perform the Work in conformity with this Agreement, Contractor shall immediately advise Allegheny and consult with Allegheny to develop a mutually satisfactory resolution. Contractor further represents and warrants that it shall advise Allegheny if it knows that any drawings and specifications applicable to the Work are at variance with Law or with good engineering and operational practices before beginning any work connected with the Work. Contractor shall immediately notify Allegheny in writing of any such variance and consult with Allegheny to develop a mutually satisfactory resolution such that the necessary changes are made before proceeding with the part of the Work affected.
6.3	Warranty
Contractor warrants that all work performed and any equipment and materials provided in connection with the Work shall be supplied in accordance with the requirements set forth in the Job Specification and shall be free from defects in design, workmanship and materials for a period of eighteen (18) months from the introduction of first flue gas into each desulfurization unit at the Facility or thirty six (36) months after delivery to the Work Site, whichever first occurs. In no event shall such thirty six (36) month period be deemed to have started more than eighteen (18) months prior to the introduction of first flue gas into each desulfurization unit at the Facility. If Allegheny discovers any defect during this warranty period, and Allegheny has promptly notified Contractor of the defect either during the warranty period or within a reasonable period of time after the end of this warranty period (provided the defect occurred during the warranty period), Contractor shall, at its option, promptly modify, adjust, repair or replace the defect (including the provision of all labor, on a straight time basis, associated with the removal and reinstallation of such defective equipment, materials and other incidental work to effect this correction of the defect). Such warranty Work shall not constitute deficient work under Article 15.
Contractor agrees to discuss with Allegheny alternatives to the warranty remedy chosen by Contractor and, if Allegheny requests that the Contractor pursue the alternate remedy, all costs and expenses, if any, in excess of those that would have arisen out of Contractor’s chosen remedy shall be paid by Allegheny to Contractor.
Upon notification to Contractor, Allegheny may continue to use any defective equipment or material discovered during the warranty period until such time as Allegheny elects to have Contractor proceed with modification, adjustment, repair or replacement of the defective equipment or material. In the event such continued use by Allegheny causes Contractor additional warranty repair cost or expense, all such additional cost and expense shall be paid by Allegheny to Contractor as a Change Order. In addition, Allegheny shall indemnify Contractor for and assume liability for all loss or damage to such equipment or Work, and any personal injury, death or property damages arising out of Allegheny’s continued use of such defective equipment or Work. In no event shall such continued use be deemed to extend the warranty period applicable to such defective equipment or material.
Any work performed under this Sub-Article to correct any defect shall be warranted on the same basis as provided in this Sub-Article for the longer of: (i) the balance of the eighteen (18) month warranty period; or (ii) twelve (12) months from the date of completion of the repair or replacement. Notwithstanding the foregoing expiration of the warranty period, if a chronic failure of components (two or more failures of the same component) occurs during the warranty period, Contractor shall be responsible to determine the root cause of the chronic failure and shall make the necessary repair or replacement of the Work, in accordance with this Sub-Article, to correct the root cause.

6.4	Warranties of Others
Contractor shall undertake its best efforts to enter into subcontracts and purchase orders under which all warranties provided by Subcontractors and/or Vendors are for the benefit of, and assignable to, Allegheny. If any warranty extending beyond the warranty period under Sub-Article 6.3 is not assignable, Contractor shall enforce that warranty for Allegheny’s benefit and at Allegheny’s expense. Contractor shall deliver a copy of each written warranty provided by Subcontractors and/or Vendors to Allegheny.
6.5	Conditions, Limitations and Disclaimers
This Article 6 does not cover the effects of normal wear, tear, deterioration or abuse of the equipment; or the effects of normal abrasion, erosion, or corrosion; or operation or maintenance not in accordance with Contractor’s operating instructions and other conditions of service specified, and in accordance with generally accepted utility practice.
Contractor shall be responsible for equipment or parts furnished by others or repairs or work done by others, if the same is authorized, ordered or performed by Contractor.
The sole liability of Contractor and the exclusive remedy of Allegheny arising out of this warranty, whether arising under contract, tort (including negligence), strict liability, or otherwise, shall be the modification, adjustment, repair or replacement as set forth above.
CONTRACTOR AND ALLEGHENY AGREE THAT, IN CONSIDERATION OF THE ABOVE EXPRESS WARRANTY AND THE PERFORMANCE GUARANTEE(S), ALL OTHER WARRANTIES AND GUARANTEES, OTHER THAN TITLE, EITHER EXPRESSED OR IMPLIED, WHETHER ARISING UNDER LAW OR EQUITY OR CUSTOM OF THE TRADE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXCLUDED FROM THIS AGREEMENT.
ARTICLE 7 — PROCUREMENT AND SUBCONTRACTING
7.1	Contractor shall obtain Allegheny’s agreement with (i) procurement procedure, (ii) subcontract procedure, (iii) purchase order and subcontract documents and (iv) Subcontractor and Vendor selection.

7.2	No home, branch office or construction management services shall be performed by Subcontractor(s) or Vendor(s) without Allegheny’s prior approval.

7.3	Contractor shall make its best efforts to include in all purchase orders and subcontracts terms, conditions, provisions, obligations, warranties, and guaranties no less stringent than those imposed on Contractor under this Agreement.

7.4	In purchase orders and subcontracts involving the supply of equipment, supplies, structures and/or materials, whether permanent or temporary, Contractor shall:
7.4.1	specify that the equipment, supplies, structures and/or materials are being procured on behalf of Allegheny, and that Allegheny is the legal and equitable owner thereof at the time of payment, and

7.4.2	require that Allegheny be a recipient of manufacturer’s notices related to the equipment and/or materials to be supplied including, but not limited to, any and all health and safety advisories and notices.
In these purchase orders and subcontracts, Contractor shall similarly make its best efforts to obligate Subcontractors and Vendors to comply with Sub-Articles 7.4.1 through 7.4.2 above with respect to all lower tier purchase orders and subcontracts. For any Subcontractors and/or Vendors who refuse to accept this provision, Contractor shall promptly notify Allegheny.
7.5	At regular intervals and as requested by Allegheny, Contractor shall review with Allegheny each Subcontractor’s progress and performance. Subcontract administration matters of a non-routine nature including, but not limited to, claims or potential claims (exclusive of warranty claims) shall be reviewed with Allegheny prior to any action or response by Contractor.
7.6	Contractor shall be responsible to Allegheny for work performed by Subcontractors to the same extent it is for work performed by Contractor’s employees.
7.7	Reviews or approvals of purchase orders, subcontracts, Subcontractors or Vendors by Allegheny shall not create any Contractual relation between Allegheny and any Subcontractor or Vendor.
7.8	Regarding Public Law 95-507, the Small Business Investment Act, 15 U.S.C. 637(d), Allegheny recognizes that much of Contractor’s Work under this Agreement requires the duplication of Contractor’s work on a prior project. Contractor will report on a quarterly basis the goals identified in Contractor’s subcontracting plan and will pursue these goals on a commercially reasonable basis. Contractor agrees to perform so that small business concerns and those concerns owned and controlled by socially and economically disadvantaged individuals, as defined in the Act, have the opportunity to compete for purchase orders and subcontracts consistent with the efficient performance under this Agreement.
ARTICLE 8 — ALLEGHENY
8.1	Specific Obligations

8.1.1	Allegheny shall provide Contractor with the Job Specification, revisions thereto, and upon request, copies of specifications, drawings, instructions and other documents referred to in the Job Specification and not readily available to Contractor.
(a)	Job Specification will be identified by its Table of Contents date.

(b)	At any time, Allegheny may issue revision(s) to the Job Specification and shall issue Change Order(s) thereto.
8.1.2	Allegheny shall obtain from governmental authorities the licenses and permits that it must possess to locate, construct, maintain and operate the Facility.

8.1.3	Allegheny shall fulfill its obligations under Sub-Articles 8.1.1 through 8.1.2 above, and shall provide those items specified in the Job Specification as being provided by Allegheny in time to avoid delaying Contractor in the performance of the Work.

8.1.4	Allegheny shall coordinate activities conducted by Allegheny or by other Contractors employed by Allegheny on or contiguous to the Work Site with the activities of Contractor.

8.1.5	Allegheny shall use its best efforts to provide certificates, upon reasonable and timely request, as it is empowered to issue in support of Contractor.
8.2	Allegheny’s Project Manager
Allegheny’s project manager named in the Job Specification shall have the authority to act for Allegheny with respect to all matters pertaining to the Work, Contractor’s performance and the Job Specification. Communications concerning these matters received by Allegheny’s project manager from Contractor shall be deemed to have been received by Allegheny.
8.3	Access to and Use of Premises
8.3.1	Allegheny may use any portion of its property for its own purpose and may employ workers or other contractors of its own choosing for constructing other facilities or maintaining or changing any of the existing facilities.

8.3.2	Allegheny may refuse any person admission to the Facility and Contractor shall cooperate with Allegheny with respect thereto.

8.3.3	Allegheny may take temporary possession of and use partially completed parts of the Facility by notifying Contractor thereof.
(a)	Such possession by Allegheny shall not be deemed an acknowledgement of completion of said parts of the Facility and shall not limit Contractor’s responsibility for custody and control of said parts of the Facility pursuant to Sub-Article 4.8, after possession is returned to Contractor. For that portion of the Work under Allegheny’s temporary possession, Allegheny shall be responsible for risk of loss or damage to the Work and for safety and health pursuant to Article 35.

(b)	A Change Order shall be issued with respect to such temporary possession.
8.3.4	Contractor is responsible for ensuring that its employees, Subcontractors, Vendors and all others permitted by Contractor to enter the Facility and other sites made available by Allegheny for construction-related activities shall comply with Allegheny’s regulations and requirements. Contractor also shall require said persons to go to and from the Work Site and within such sites via a route prescribed by Allegheny and not to deviate therefrom.
8.4	Approvals, Authorizations, Agreements and Reviews
All Allegheny approvals, authorizations and agreements shall be in writing. Allegheny’s approvals, authorizations, agreements and reviews shall not relieve Contractor of its obligations under this Agreement.
8.5	Bonus Offers
Allegheny shall offer to Contractor: a schedule completion bonus following establishment of the Scheduled Mechanical Completion Date; and a target price bonus following establishment of the Agreement Price Budget. The terms of such bonus offers shall be evidenced in a separate agreement between the parties.
ARTICLE 9 — CHANGE ORDER
9.1	Changes
Allegheny shall have the right, without additional consent from Contractor, to revise the Job Specification within the general scope of Work set forth therein, including but not limited to: (i) requiring additional work of Contractor and directing omission of part of the Work previously authorized; and (ii) making final decisions on the interpretation of any specifications, drawings, and documents included in the Job Specification or otherwise furnished by Allegheny to Contractor and on matters where such documents permit alternatives or are not specific. Upon notification of such revision, Contractor shall promptly revise the Work accordingly.
9.2	Change Orders
(a)	Unless this Agreement provides otherwise, Allegheny shall issue a Change Order when it revises the Job Specification or elements of the Work already completed or being performed in accordance with the Job Specification, requires additional Work of Contractor or directs omission of part of the Work previously authorized, provided that any of the following Change Order criteria is satisfied: (i) Contractor’s costs for performing the Work are affected thereby; or (ii) the time required for performing the Work is affected thereby; or (iii) the scope of the Work or execution approach is affected thereby. If any of the foregoing criteria is satisfied, Allegheny shall authorize Contractor to prepare and Contractor shall prepare an estimate of the effects on costs and/or completion of the Work. Contractor shall proceed with the additional Work and after Contractor and Allegheny agree on the effects, Allegheny shall issue a Change Order which may adjust the schedule or Agreement Price Budget.

(b)	A Change Order shall not be issued, when: (i) revisions in the Work already performed by Contractor are required to achieve compliance with the Job Specification; or (ii) to correct errors, omissions or work not in accordance with the requirements of Sub-Articles 4.3 and 4.5; or (iii) Contractor has not complied with a requirement of this Agreement.
ARTICLE 10 — INDEPENDENT CONTRACTOR
In performing the Work and other obligations under this Agreement, Contractor shall be an independent Contractor and not the agent or employee of Allegheny. The relationship of employer and employee shall not exist between Allegheny and Contractor or any of Contractor’s employees or Subcontractor’s employees. Contractor acknowledges and agrees that, with respect to any Work performed under this Agreement, neither Contractor nor any of its employees, nor any of Subcontractor’s employees is eligible to participate in and will not receive any benefits from any employee benefit plan sponsored by Allegheny. The Work shall be performed under the supervision and control of Contractor, and Allegheny shall have no authority to supervise Contractor’s employees, representatives or Subcontractors. Contractor shall have no authority to make statements, representations or commitments of any kind or take any other action binding on Allegheny, except as specifically provided in this Agreement. It is expressly agreed that it is not the purpose or intention of this Agreement to create, nor shall the same be construed as creating, any partnership or joint operation between Allegheny and Contractor.
ARTICLE 11 — PAYMENT AND INVOICING
11.1	Payment
Allegheny shall make electronic payments to Contractor for Costs and Fee for Work accomplished pursuant to Exhibits A through C. The procedure for making such payments is delineated as follows:
11.1.1	On or about the twentieth day of each month, Contractor shall render to Allegheny an invoice for the actual, payable portion of the Agreement Price incurred for the Work performed by Contractor during those days of the current month for which actual Costs are available and an estimate of the payable portion of the Costs forecasted to be earned for Work performed by Contractor during the balance of the month. The invoice shall specify, document and be adjusted for the difference between the estimate paid to Contractor during the prior month and the actual Costs incurred by Contractor in the prior month. Undisputed payments shall be made by

Allegheny, and received by Contractor, on the first of the month following the date of the invoice.

11.1.2	Invoices under Sub-Article 11.1.1 shall include supporting documentation detailing:
(a)	the payable portion of actual and forecasted Costs (including applicable SG&A).

(b)	the payable portion of Fee earned based upon the percentage of project completion actually earned at the end of the previous month.

(c)	a reconciliation of amounts forecasted in the prior month versus amounts actually incurred for that month, together with an update of forecasted amounts for the current month and the following six (6) months.
11.1.3	On or before the tenth and twentieth day of each month, Contractor shall render to Allegheny an invoice for the actual Costs paid by Contractor to its Subcontractors and Vendors for the Work. In support of each invoice, Contractor shall provide full supporting documentation required by the Job Specification, together with copies of Subcontractor and Vendor invoices and Contractor reports detailing the actual payments made thereunder. Undisputed payments shall be made by Allegheny, and received by Contractor, within five (5) business days following the receipt of each invoice from Contractor.
These invoices shall include:
(a) the Payable portion of actual Costs,
(b) Contractor SG&A addition to Costs
11.1.4	Payable amounts of Costs and Fee earned and eligible for invoicing in accordance with Sub-Articles 11.1.1 and 11.1.3 above, shall be:
(a)	ninety-five percent (95%) of Costs,

(b)	one hundred percent (100%) of Reimbursable Costs for those Subcontractors already subject to a retention of five percent or more under agreement with Contractor, unless otherwise agreed by Allegheny and Contractor, and

(c)	ninety-five percent (95%) of Fee earned.

11.1.5	Costs and Fee shall be certified by Contractor as being allowable under this Agreement before payment by Allegheny shall be made hereunder.

11.1.6	After receipt of a correct and valid invoice with full supporting documentation from Contractor, Allegheny shall promptly advise Contractor of any disputed amount, together with the reason for the dispute. Allegheny shall have the right to withhold the disputed amount from payment of future invoices. Any disputed amount will be paid or credited upon resolution.

11.1.7	Invoicing for Costs shall be kept current and Allegheny shall reserve the right to not pay five percent (5%) of undisputed Costs (up to a total, cumulative amount of $100,000) incurred in excess of sixty days from the date such Costs should have been invoiced by Contractor to Allegheny.

11.1.8	Each invoice shall be specified net of taxes, with applicable taxes (e.g., sales tax) identified separately.

11.1.9	Contractor shall have no legal or equitable right, title or interest in or to any amounts which may otherwise be due under this Agreement, and any such amounts shall not have been earned by Contractor, unless and until Allegheny receives satisfactory Contractor reports evidencing that Subcontractors and Vendors who have supplied any materials, labor or equipment or performed any of the Work with respect to such amounts have been fully paid therefore. Receipt of such Contractor’s reports evidencing payments shall be a condition precedent to Contractor’s right to receive any further payment, and a condition precedent to Allegheny’s release of any amount retained by Allegheny pursuant to this Article.

11.1.10	Nothing in this Agreement shall create any obligation on the part of Allegheny to pay to or see to the payment of any sums to any Subcontractor or Vendor or to any other person or entity furnishing labor, equipment or materials to Contractor.

11.1.11	The retention of five percent (5%) held by Allegheny shall be released to Contractor upon: the earlier of successful completion of the performance tests demonstrating satisfaction of the Performance Guarantees under Exhibit I or failure of Allegheny to test the entire flue gas desulfurization system within ninety (90) days after Contractor provides notice that the system is ready for testing; and the posting by Contractor of an irrevocable, on demand, stand-by letter of credit, in form and substance as the letter of credit attached hereto as Exhibit E, with a financial institution approved by Allegheny (“Letter of Credit”), equal to fifty percent (50%) of the amount of retention to be released. The Letter of Credit shall terminate upon expiration of the warranty period set forth in Sub-Article 6.3. The Letter of Credit is to cover the warranty claims not honored by Contractor and, after providing Contractor with seven days notice to cure such warranty claim, and if Contractor has not diligently pursued such cure, may be partially or wholly drawn upon with notification by Allegheny to the financial institution.

The costs incurred by Contractor for such Letter of Credit will be a Reimbursable Cost.

11.1.12	Upon Mechanical Completion, Contractor shall have the option of posting a Letter of Credit, at Contractor’s expense, up to the amount of the retention held by Allegheny, at which time Allegheny shall release such retention to Contractor. Such Letter of Credit shall terminate: upon the earlier of successful completion of the performance tests demonstrating satisfaction of the Performance Guarantees under Exhibit I or failure of Allegheny to test the entire flue gas desulfurization system within ninety (90) days after Contractor provides notice that the system is ready for testing; and posting of the Letter of Credit referenced in Sub-Article 11.1.11 above.
11.2	Waiver under Payment Act
Contractor hereby waives all disclosures, notices, rights, claims, privileges and benefits under Act 7 of 1994 of the General Assembly of the Commonwealth of Pennsylvania known as the “Contractor and Subcontractor Payment Act” and Allegheny and Contractor agree that none of the terms and provisions of said Act shall apply to this Agreement or the Work, payment or any claims related thereto.
ARTICLE 12 — CLAIMS AND LIENS
12.1	Contractor agrees to waive all rights to mechanics’, materialmen’s or similar liens with respect to every aspect of this Agreement. Immediately upon execution of this Agreement, Contractor will execute and provide to Allegheny, and Allegheny will be responsible for properly filing and indexing a Mechanics’ Lien Waiver and/or Stipulation against Liens in the appropriate county office. Such Waiver and/or Stipulation shall be provided to Allegheny for filing at least ten (10) days prior to Contractor or any Subcontractor or Vendor performing any physical Work at the Work Site. Contractor shall include enforceable language waiving all rights to any mechanics’ lien, materialmen’s lien or similar lien in all Subcontract and Vendor agreements related to Work under this Agreement, and will require that all Subcontractors, Vendors, or other persons supplying labor, material, services or any other potentially lienable product for the Work will include such language in all Agreements with any lower tier Subcontractor or Vendor of such products.
12.2	Contractor agrees that it will indemnify, defend and hold Allegheny harmless from any fines, penalties, assessments, attorneys fees, expenses or costs of any kind incurred by Allegheny or assessed against Allegheny in connection with any violation or alleged violation by Contractor or any Subcontractor or Vendor of any Occupational Safety and Health statutes, regulations or requirements.
12.3	In the event any Subcontractor, Vendor or third party asserts any claim that would, if successful, cause an increase in the Agreement Price, become a cost, or cause an extension of the Scheduled Mechanical Completion Date, Contractor shall immediately notify Allegheny of the receipt of such claim, and shall immediately provide to Allegheny all claim documentation received from such claimant.

Allegheny shall have the right to monitor the progress and handling of such claim in every respect, and may, at Allegheny’s sole option, undertake the handling and defense of any such claim with counsel of its own choosing. Contractor agrees to fully cooperate with Allegheny in the negotiation, handling and/or defense of any such claim, including but not limited to the provision of documentary and witness support, and shall not settle or make payment on any such claim without the written consent of Allegheny.

12.4	Contractor agrees that it will continue performance under this Agreement and Allegheny agrees to continue to pay undisputed amounts during the pendency of any dispute or claim.
ARTICLE 13 — TAXES AND DUTIES
13.1	Contractor shall pay when due:
13.1.1	Taxes and fees imposed by reason of the performance of the Work by Contractor including, but not limited to, sales, excise, storage, consumption and use taxes; licenses, permit and registration fees; and income, profit, franchise, and personal property taxes, but excluding fees for licenses and permits obtained by Allegheny pursuant to Sub-Article 8.1.2.

13.1.2	Employment taxes and contributions imposed by applicable Law, or trade union agreements or regulations, with respect to or measured by compensation (wages, salaries or other) paid to employees of Contractor including, but not limited to taxes and contributions for unemployment compensation insurance, old age benefits, welfare funds, pensions and annuities, and disability insurance, and

13.1.3	Import/export license fees and import/export taxes and duties on services, equipment and materials, and construction tools, equipment and supplies imported or exported by Contractor.
13.2	Contractor shall defend, indemnify and hold Allegheny harmless from liability resulting from Contractor’s or Subcontractors’ or Vendors’ failure to (i) make timely payment of or to pay any of the items in Sub-Article 13.1 above, or (ii) comply with the reporting, filing or other procedural requirements with respect to their payment. Interest, penalties or other liabilities arising from such failures shall not be allowed as Costs and shall be for Contractor’s account.
13.3	In accordance with Sub-Article 13.7.1, equipment for this Agreement will be purchased as permanent equipment under Pennsylvania tax law and Contractor will pay sales tax and/or accrue and pay use tax. In addition, in accordance with Sub-Article 13.7.2, Contractor shall pay applicable sales or use tax on: (i) equipment, materials and supplies (including but not limited to consumable supplies and small tools) that will not become a permanent part of the Work; (ii) third party rentals including construction equipment; and (iii) permanent equipment and materials purchased by Contractor.

13.4	If Allegheny believes that Contractor is entitled to immunity or exemption from taxes or duties associated with the purchase of goods or services under this contract, Allegheny shall provide Contractor or Subcontractor with appropriate citation to said immunity or exemption and assist Contractor or Subcontractor with obtaining such benefit from the appropriate governmental authority. If as a result of such actions Contractor or Subcontractor have any additional taxes, penalties or interest imposed upon them, then Allegheny shall reimburse Contractor or Subcontractor for such costs.
13.5	Contractor shall promptly notify Allegheny of matters pertaining to nonpayment or payment under protest of, claim for immunity or exemption from, or claim for refund of or credit against any taxes or duties.
13.6	Contractor shall provide Allegheny with a completed Federal form W-9. If Contractor fails to provide such a form then Allegheny shall withhold income and other taxes from payments due to Contractor under this Agreement to the extent that such withholding is required by Law. Payment by Allegheny to the appropriate governmental office of the amount of money so withheld will be deemed to have been made on behalf of Contractor hereunder for the amount of such payment as if the payment had been made to Contractor and will relieve Allegheny of any further obligation to Contractor with respect to the amount so withheld. The receipt for any such withholding tax will be given to the Contractor.

13.7	Sales and Use Tax Responsibilities
13.7.1	Except as expressly provided in Sub-Article 13.7.2 below, all permanent equipment and materials purchased by Contractor for incorporation as a permanent part of the Work shall be purchased by Contractor. Contractor shall pay sales and/or accrue and pay use tax as appropriate.

13.7.2	Contractor shall pay applicable sales or use tax on: (i) equipment, materials and supplies (including but not limited to consumable supplies and small tools) that will not become a permanent part of the Work; (ii) third party rentals including construction equipment; and (iii) permanent equipment and materials purchased by Contractor.

13.7.3	Contractor shall, in its accounting of the Agreement Price Budget, distinguish between (i) permanent equipment and materials purchased for incorporation as a permanent part of the Work and (ii) those equipment, materials and supplies which Contractor shall have paid sales and use tax in accordance with Sub-Article 13.7.2 above.

13.7.4	The Contractor agrees to assign and transfer to Allegheny all its rights to sales and use tax which may be refunded as a result of a claim for refund for materials purchased in connection with this Agreement. The Contractor further agrees that it will not file a claim for refund for any sales or use tax which is the subject of this assignment.

ARTICLE 14 — INSPECTION OF WORK
14.1	Allegheny or its representative shall at all times have access to the Work whether it is in preparation or in progress and Contractor shall provide proper facilities for such access and for inspection. If the Job Specification, Allegheny’s advance instructions, any Law or any public authority require any Work to be specifically inspected, tested or approved, Contractor shall give Allegheny timely notice of: (i) readiness for inspection; and (ii) the date fixed for any inspection to be performed by a public authority.
14.2	Inspections by Allegheny shall be promptly made. If Allegheny timely requests an inspection of, or witness to, any part of the Work, but Contractor proceeds to close or cover it before such inspection or witnessing has been performed, Allegheny may require said Work to be opened or uncovered for inspection or witnessing and reclosed or recovered. Costs associated therewith shall not be allowed as Reimbursable Costs.
ARTICLE 15 — DEFICIENT WORK
15.1	Any or all of the following, at Allegheny’s option, shall be deemed deficient during performance of Work hereunder: (i) any Work performed or equipment and/or materials furnished by Contractor or Subcontractors that does not conform with requirements as set forth in this Agreement, or (ii) Contractor has failed to remedy any defects in the Work, or (iii) Contractor has failed to supply a sufficient number of properly skilled workmen or construction equipment and/or materials, provided they are available, or (iv) Contractor, or any Subcontractor or Vendor, fails upon request to demonstrate financial ability to complete the Work in accordance with the terms of this Agreement, or (v) Contractor has failed to execute the Work with promptness and diligence, or (vi) Contractor has failed to comply with any of the material provisions of this Agreement. Upon receipt of written notice from Allegheny that any such deficiency to the satisfaction of Allegheny exists, Contractor shall immediately undertake and proceed with due diligence to remedy such deficiency to the satisfaction of Allegheny.
15.2	For Contractor’s remediation pursuant to the foregoing Sub-Article, Allegheny shall pay Contractor in accordance with Exhibit A and Exhibit B, costs incurred by Contractor in correcting deficiencies in the Work, except for amounts recoverable from Subcontractors, Vendors or others.
15.3	If Contractor does not immediately, upon receipt of such notice, undertake and proceed with due diligence to remedy such deficiencies, Allegheny may declare Contractor in material breach of this Agreement, and by written notice setting forth the effective date of removal, may remove Contractor from all or any part of the Work and use or dispose of all materials, supplies, tools and equipment in connection therewith. Allegheny may then complete all or any part of the Work from which Contractor has been removed.
15.4	In the event that Allegheny does remove Contractor and take possession as aforesaid, then notwithstanding Article 11, Contractor shall only be entitled to payment for the part of the Work performed by it and acceptable to Allegheny under the terms and conditions of this Agreement up to the effective date of such removal, reduced by: (i) costs recoverable under Subcontractors’ or Vendors’ guarantees; (ii)

any costs recoverable by Contractor under insurance policies; and (iii) Allegheny’s retainage out of moneys owing to Contractor of an amount sufficient to indemnify Allegheny against extra costs incurred by Allegheny to remedy deficiencies. The rights and remedies of Allegheny provided by this Article are in addition to any other rights and remedies provided by this Agreement.
15.5	Failure of Contractor to meet the Mechanical Completion Dates or other schedule or completion dates does not constitute a material breach of this Agreement, if Contractor’s Work is not otherwise deficient under this Article.
ARTICLE 16 — SUSPENSION
16.1	Suspension of Work
Allegheny may suspend at any time and for any reason any part of the Work by giving notice to Contractor specifying the part of the Work to be suspended and the effective date of suspension. Suspension under this Article cannot last more than three months. Contractor shall cease work on said part of the Work on the effective date of suspension, but shall continue to perform any part of the Work not suspended.
16.2	Compensation
For the part of the Work suspended, compensation to Contractor during the period of suspension shall be in accordance with Exhibits A and B, limited however to:
(a)	Contractor’s employees whose retention on the Work during the suspension has been authorized in advance by Allegheny; and

(b)	Other items directly related to the suspension of the Work,

(c)	Other items directly related to the suspended part of the Work if authorized in advance by Allegheny,
16.3	Resumption
Allegheny may, at any time, authorize resumption of the suspended part of the Work by notifying Contractor of the part of the Work to be resumed and the effective date of suspension withdrawal. Work shall be promptly resumed by Contractor after receipt of such notice. A Change Order shall be issued to reflect the difference in Contractor’s costs for performing the Work, or the time required to perform the Work, or both.
16.4	Liability
For the part of the Work suspended in accordance with this Article, except as otherwise provided in Sub-Article 16.2, Allegheny shall not be liable for any additional costs, claims, damages or liabilities of Contractor, Subcontractors or Vendors.
ARTICLE 17 — TERMINATION
17.1	Termination for Convenience

Allegheny may terminate this Agreement and any part of the Work at any time and for any reason by giving notice to Contractor specifying the part of the Work to be terminated and the effective date of termination. Contractor shall promptly prepare for Allegheny’s approval a plan for terminating that part of the Work and shall cease work on said part of the Work on the effective date of termination. Contractor shall continue to perform any part of the Work not terminated, and upon Allegheny’s approval shall implement the plan for termination.
17.2	Termination for Material Breach
In the case of Contractor’s material breach pursuant to Article 15, Allegheny may terminate this Agreement and any part of the Work at any time, by giving prompt notice to Contractor specifying the part of the Work to be terminated and the effective date of termination. Contractor shall cease work on said part of the Work on the termination effective date, but shall continue to perform any part of the Work not terminated.
In the event it is subsequently determined that any such termination by Allegheny for material breach is without substance or foundation, such termination shall be considered and administered as a termination for convenience pursuant to Sub-Article 17.1.
17.3	Termination by Contractor
In the event that all of the Work was suspended pursuant to Sub-Article 16.1 and Allegheny has not authorized resumption within three months of such suspension, Contractor may give notice to Allegheny of its intention to terminate this Agreement. If, within thirty (30) days of said notice Allegheny does not authorize resumption of the Work, or any part thereof, Contractor may terminate this Agreement with immediate effect, and Allegheny will compensate Contractor pursuant to Sub-Article 17.5 below.
17.4	Termination for Force Majeure
If a party invokes force majeure pursuant to Article 37, the other party shall not have a right to terminate the Work due to the invocation of force majeure, unless force majeure has continued for a three (3) month period from the date it was first invoked and the other party provides twenty (20) days notice of termination thereafter.
17.5	Compensation
If this Agreement or any part of the Work is terminated, in accordance with Sub-Articles 17.1, 17.3, or 17.4 Allegheny with respect to such Work will pay Contractor, only for the part of the Work performed in accordance with this Agreement and obligations incurred prior to the effective date of termination and for such additional amounts directly related to the Work performed by Contractor in terminating, provided that said Work was authorized in advance by Allegheny. Such payment will be made to Contractor pursuant to Exhibits A, B and C:
(a)	for the Work; and

(b)	for direct costs that Contractor incurs in terminating the Work under this Agreement, including unpaid legally enforceable obligations to Subcontractors and Vendors and others as well as transportation costs for return of employees, construction tools and equipment, provided those costs incurred after termination are authorized in advance by Allegheny and properly supported by time sheets, invoices and the like.
Allegheny shall have audit rights pursuant to Article 28 to verify the actual costs of the Work performed by Contractor in terminating.
17.6	No Compensation
In the event Work is terminated under this Agreement by reason of Contractor’s failure to perform in accordance with Sub-Article 17.2, Allegheny shall have no obligation to further compensate Contractor under this Agreement.
17.7	Liability
For any part of the Work terminated in accordance with Sub-Articles 17.1, 17.3, or 17.4, except as otherwise provided in Sub-Article 17.5, Allegheny shall not be liable for any additional costs, claims, damages or liabilities of Contractor, Subcontractors or Vendors.
ARTICLE 18 — MECHANICAL COMPLETION AND FINAL ACCEPTANCE
18.1	Mechanical Completion
Contractor shall promptly notify Allegheny when Contractor considers it has substantially met the criteria set forth in the Job Specification for Mechanical Completion of the Facility or any part thereof. Within ten (10) calendar days after receipt of said notice, Allegheny shall issue a Mechanical Completion Notice with respect to the Facility or part thereof, or alternatively, notify Contractor of deficiencies to be remedied before a Mechanical Completion Notice will be issued. Contractor shall promptly correct such deficiencies and notify Allegheny when they are remedied.
18.2	Final Acceptance
When Contractor considers that: (i) satisfactory completion of performance testing in accordance with the Job Specification has occurred (ii) the entire Facility has been completed in accordance with the Job Specification; (iii) Contractor has corrected known deficiencies; and (iv) Contractor has furnished to Allegheny those documents required under this Agreement, it shall notify Allegheny thereof. Within fourteen (14) calendar days, Allegheny shall: (i) issue Final Acceptance Notice certifying its agreement that said criteria have been satisfied; or (ii) notify Contractor of the deficiencies still to be remedied or activities to be completed before a Final Acceptance Notice will be issued.
ARTICLE 19 — TITLE

Title to all parts of the Facility supplied by Allegheny shall remain in Allegheny at all times. Title to all equipment, materials, supplies and structures procured by Contractor from third parties and intended, at the time of such procurement or supply, to be incorporated into, or used in the construction of the Facility (excluding Contractor’s and Subcontractors’ construction tools, construction equipment and rented items) shall pass to Allegheny upon payment therefor by Allegheny or upon delivery to the Work Site, whichever occurs earlier. Delivery of equipment, materials, supplies and structures to the Work Site shall not relieve Allegheny of its obligations of payment for such items in accordance with the terms of this Agreement. Title to all equipment, materials, supplies and structures procured by Contractor from third parties with funds supplied by Allegheny through a joint check payable to Contractor and to any such third party jointly, or through a trust account to be established by Allegheny in its sole discretion, shall vest in Allegheny at the moment of payment by Contractor, and shall not vest in Contractor. Contractor shall act as bailee for Allegheny with regard to all equipment, materials, supplies and structures supplied by Allegheny or procured by Contractor from third parties with funds supplied by Allegheny.
ARTICLE 20 — Distribution of Risk, Release and Indemnity
20.1	Contractor’s Responsibilities
20.1.1	Contractor agrees, to the extent not prohibited by Law, to defend, indemnify and hold Allegheny and its agents, officers and employees harmless from (i) all third party claims, obligations and liabilities (and all costs and expenses including attorneys’ fees incurred in connection therewith) to the extent arising out of or related to any negligence, gross negligence, recklessness or willful misconduct of Contractor and (ii) all claims for death, disease, bodily injury and/or property damage including, without limitation, claims from Contractor’s employees, Subcontractors’ employees and/or Vendors’ employees (other than property damage to the Work itself) that may arise in connection with the Work or that occur during Contractor’s performance of the Work, including all costs and expenses including attorneys’ fees incurred in connection therewith.

20.1.2	Contractor shall also cause any Subcontractor working at the Site, and use best efforts to cause other Subcontractors, to the extent not prohibited by Law, to indemnify, defend and hold Allegheny and Contractor and their respective principals, officers, partners, agents and employees harmless from all third party claims for death, disease, bodily injury and/or property damage (other than property damage to the Work itself) that may arise in connection with Subcontractor’s performance of the Work including, but not limited to, claims from any Subcontractor employees.

20.1.3	Contractor’s and all Subcontractor’s obligations to indemnify and hold Allegheny harmless shall not be limited by a limitation on the amount or type of damages, compensation or benefits payable by or for the Contractor or Subcontractor under workers’ compensation acts, disability benefit acts or other employee benefit acts. Where personal injury, death, disease or loss of or damage to property arises from a cause or causes attributable jointly to the negligence of one or more of Allegheny, Contractor and/or any Subcontractor, each indemnitor’s duty of indemnification shall be in proportion to its allocable share of such negligence.

20.1.4	(a) Allegheny and Contractor hereby waive all rights of subrogation against each other, and against all Contractors and Subcontractors enrolled in the OCIP, in connection with any and all events, occurrences, claims, losses and/or payments arising from or in connection with the performance of the Work.

(b) Contractor shall cause each of its Subcontractors, in their respective subcontracts, to waive all rights of subrogation against Allegheny, and against all Contractors and Subcontractors enrolled in the OCIP, in connection with any and all events, occurrences, claims, losses and/or payments arising from or in connection with the performance of the Work.

(c) All insurance provided by Contractors and/or Subcontractors shall be endorsed to waive the insurer’s rights of subrogation against Allegheny. All insurance provided by Contractors and/or Subcontractors enrolled in the OCIP shall be endorsed to waive the insurer’s rights of subrogation against all other Contractors and Subcontractors enrolled in the OCIP.
20.2	Allegheny’s Responsibilities
20.2.1	Allegheny shall be responsible for and hold Contractor harmless for loss of or damage howsoever caused to Allegheny’s property intended to be incorporated into or used in the Work and located at the Work Site, even if the loss or damage results from Contractor’s negligence, except that Contractor shall be responsible for the first $5,000 of any such loss.

20.2.2	Allegheny will indemnify Contractor for loss of or damage howsoever caused to Contractor’s property intended to be incorporated into the Work and located at the Work Site, even if the loss or damage results from Contractor’s negligence, except that Contractor shall be responsible for the first $5,000 of any such loss.

20.2.3	Notwithstanding the provisions of Sub-Articles 20.2.1 and 20.2.2, Contractor shall also be responsible, and not compensated by Allegheny, for:
(a)	any loss of money or securities in the care, custody or control of Contractor, which are used or intended for use in paying for or performing the Work;

(b)	unexplained or mysterious disappearance of any property in Contractor’s care, custody or control, or shortage of any property disclosed on taking inventory; or

(c)	theft of property on the part of Contractor, Subcontractors or their employees.
ARTICLE 21 — INSURANCE

21.1	Contractor shall participate in Allegheny’s Controlled Insurance Program (OCIP) pursuant to Exhibit G, and require Subcontractors to meet the insurance coverage requirements set forth in Exhibit G.
21.2	Upon Allegheny’s request, Contractor agrees to participate in a project-wide bonding program (recognizing that Contractor does not currently have surety bonding capacity), subguard, primeguard or other insurance programs, and Allegheny may request that Contractor require Subcontractors to provide bonding.
ARTICLE 22 — TOOLS AND EQUIPMENT
Allegheny may loan or furnish tools or equipment to Contractor as an accommodation for use at a Work Site. Any tools and equipment are loaned or furnished on an “as is, where is” basis. Contractor agrees:
22.1	to inspect the tools and equipment and make its own determination, before commencing the Work, that they are adequate for the safe and efficient performance of the Work by Contractor.
22.2	that the tools and equipment will be loaned or furnished by Allegheny and accepted by Contractor without warranty or representation by Allegheny as to their condition or fitness for Contractor purpose.
22.3	to return the tools and equipment to Allegheny at the conclusion of use in good condition as when received, ordinary wear and tear excepted.
ARTICLE 23 — RESPONSIBILITY FOR CONSEQUENTIAL DAMAGES, LIMITATION OF LIABILITY
23.1	NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER CONTRACTOR, NOR SUBCONTRACTORS, SHALL BE LIABLE, WHETHER BASED ON CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), UNDER ANY WARRANTY OR OTHERWISE, RELATING TO THIS AGREEMENT, FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, OR INCIDENTAL LOSS OR DAMAGE, INCLUDING, BUT NOT LIMITED TO, ANY DAMAGE TO, OR ANY LOSS OF USE OF PROPERTY, LOSS BY REASON OF PLANT SHUTDOWN OR SERVICE INTERRUPTION, COSTS OF CAPITAL OR EXPENSES THEREOF, LOSS OF PROFITS OR REVENUES OR THE LOSS OF USE THEREOF, NON-OPERATION OR INCREASED EXPENSE OF OPERATION, FINES OR PENALTIES ASSESSED OR LEVIED BY ANY GOVERNMENTAL AGENCY BASED ON THE OPERATION, NON-OPERATION, OR USE OF THE EQUIPMENT, OR COST OF PURCHASED OR REPLACEMENT POWER (INCLUDING ADDITIONAL EXPENSES INCURRED IN USING EXISTING POWER FACILITIES).

The parties agree that the above disclaimer shall not apply to the liquidated damages set forth in Exhibit I in the event of Contractor’s failure to achieve the performance guarantees therein.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, ALLEGHENY SHALL NOT BE LIABLE TO CONTRACTOR, WHETHER BASED

ON CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), UNDER ANY WARRANTY OR OTHERWISE, RELATING TO THIS AGREEMENT, FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL OR INCIDENTAL LOSS OR DAMAGE, INCLUDING, BUT NOT LIMITED TO, COSTS OF CAPITAL OR EXPENSES THEREOF, LOSS OF OTHER BUSINESS OPPORTUNITIES INCLUDING ANTICIPATED REVENUES FROM OTHER PROJECTS FOREGONE TO UNDERTAKE THIS AGREEMENT, CONTRACTOR’S INCREASED FINANCE COSTS, OR ANY LOSS OR DAMAGE THAT IS SPECULATIVE IN NATURE.
23.2	The total liability of the Contractor under this Agreement, whether arising out of contract, tort (including negligence, but excluding fraud or willful misconduct), strict liability, or any other cause of or form of action, shall not exceed Fifty Million Dollars, which liability shall be excess of any valid and collectible insurance provided by Allegheny under Exhibit G.

This Sub-Article 23.2 shall apply notwithstanding any other provision of this Agreement.
ARTICLE 24 — Governing Law and Dispute Resolution
24.1	Governing Law
The validity, interpretation and construction of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
24.2	Dispute Resolution
All disputes between Allegheny and Contractor arising under this Agreement shall be resolved in accordance with the Dispute Resolution Procedure attached hereto as Exhibit H. Contractor shall make best efforts to enter into purchase orders and subcontracts that require the Subcontractor or Vendor to agree to resolve all disputes in accordance with said Dispute Resolution Procedure. Subcontractors or Vendors consent to be joined in any dispute resolution proceeding, at Allegheny’s option, if the Subcontractor’s or Vendor’s Work is related to such proceeding.
ARTICLE 25 — INTELLECTUAL PROPERTY AND INFRINGEMENT
25.1	Contractor will prepare drawings, specifications and documents in connection with the Work furnished by Contractor under this Agreement. All such drawings and documents, regardless of the form in which they may have been created or thereafter exist, and all intellectual property rights pertaining thereto including but not limited to copyright, shall remain the sole and exclusive property of the Contractor. Contractor agrees to provide drawings, specifications and documents to Allegheny to permit Allegheny to construct, operate, maintain, and use the Work furnished by Contractor under this Agreement. Contractor grants to Allegheny a paid up, royalty free, nonexclusive license to reproduce those drawings, specifications or documents provided by Contractor to Allegheny for the Work furnished by Contractor under this Agreement for the limited purposes of constructing, operating, maintaining, and using the Work furnished by Contractor under this Agreement, provided that Allegheny complies with all obligations, including payment of all undisputed sums due under this Agreement and, subject to the obligations of confidentiality set forth in this Agreement, Contractor also grants to Allegheny a paid up, royalty free, nonexclusive license to create and use photographs, drawings, sketches, artistic representations and other similar representations of the Work, with the understanding that ownership of such derivative works shall remain with Contractor, for the same limited purposes set forth above. Contractor further grants Allegheny a paid-up, royalty free, nonexclusive license for all patents necessary to construct, operate, maintain and use the Work furnished by Contractor under this Agreement for the remaining terms of all such patents. Contractor and Allegheny agree that the references in this Sub-Article 25.1 to drawings, specifications and documents provided to Allegheny shall apply equally to drawings, specifications and documents that have been completed and provided to Allegheny and to drawings, specifications and documents that are works-in-progress prior to their delivery to Allegheny under this Agreement.
25.2	Contractor shall use its best efforts to cause provisions substantially similar to Sub-Article 25.1 to be included with all of Contractor’s agreements with its Subcontractors and Vendors and cause such Subcontractors and Vendors to grant the licenses to Allegheny as described in Sub-Article 25.1.
25.3	For those drawings, specifications or documents provided by Contractor to Allegheny in accordance with Sub-Article 25.1 for the Work furnished by Contractor under this Agreement, Contractor agrees to provide electronic copies of same to Allegheny, in a medium (e.g., disk, magnetic tape, network direct transfer, etc.) approved by Allegheny, including those which were produced or created by Subcontractors or Vendors.
25.4	The Contractor shall defend at its own expense and hold Allegheny harmless from any suit or action brought against Allegheny based on a claim that anything furnished as part of the Work hereunder, or any part thereof, or the designed use of same, constitutes infringement of any patent of the United States, and the Contractor shall also pay all costs and damages awarded therein against Allegheny. In case anything furnished as part of the Work hereunder, or any part thereof, is in such suit held to constitute infringement and its use is enjoined, the Contractor shall, at its option and own expense either: procure for Allegheny the right to continue to use such thing furnished as part of the Work hereunder, or part thereof; or replace it with something that is a non-infringing substantial equivalent; or modify it so it becomes non-infringing. It shall be the responsibility of Allegheny to provide prompt written notice of the assertion of any claim of infringement and to make available all other needed information, assistance, and authority it possesses for the defense of any suit or proceeding in which such claim is asserted. Any such replacement or modification shall be accomplished in the same manner as repair or replacement of defects under the Warranty article of this Agreement. However, Contractor’s obligations to defend, procure or replace anything furnished as part of the Work hereunder shall not apply to anything furnished as part of the Work hereunder, or any part thereof, manufactured to Allegheny’s detailed design specifications or to any modifications to anything furnished as part of the Work hereunder or part thereof made by Allegheny, and as to such thing furnished as part of the Work hereunder or part Contractor assumes no obligation to defend or any liability whatsoever for infringement. The foregoing sets forth the sole liability of the Contractor and the exclusive remedy of Allegheny with respect to patent infringement.
25.5	Ownership of Inventions
Any inventions, whether patentable or unpatentable, discoveries or improvements (collectively, “Inventions”), resulting from Contractor’s Work hereunder, shall be the sole and exclusive property of Contractor. Contractor does hereby grant to Allegheny an irrevocable, paid up, royalty free, nonexclusive license on the Inventions for the limited purposes of constructing, operating, maintaining, and using the Work furnished by Contractor under this Agreement.
25.6	Infringement Notice and Indemnification
If either Contractor or Allegheny is made the subject of any claim or lawsuit based on the alleged infringement or misappropriation of any third-party patent, copyright, trade secret or other proprietary right by reason of any aspect of the Work provided hereunder, it shall promptly notify the other party in writing. Allegheny shall defend and indemnify Contractor against those claims or lawsuits based on the actual or alleged infringement or misappropriation of any such third-party right by Contractor only to the extent that Contractor’s allegedly infringing or misappropriating conduct is expressly required in writing by Allegheny. This indemnity shall not extend to conduct of Contractor, which is discretionary to Contractor. Contractor shall defend and indemnify Allegheny against all other claims or lawsuits based on the actual or alleged infringement or misappropriation of any third-party right. The indemnities set forth in this Sub-Article 25.3 shall include, without limitation, all penalties, awards, and judgments; all court and arbitration costs; legal costs, including attorneys’ fees; and other reasonable out-of-pocket costs incurred in connection with such claims or lawsuits. The indemnifying party shall have the right to control the defense of any litigation, and to settle or compromise all claims and lawsuits subject to its indemnity. However, the indemnifying party may not settle or compromise such claim or lawsuit without the written consent of the indemnified party if any settlement or compromise: (i) requires the indemnified party to part with any property right or interest, assume any obligation or make any payment not indemnified; or (ii) subjects the indemnified party to any injunction. Subject to the foregoing, the indemnified party shall have the right, at its option and expense, but not the obligation, to retain advisory counsel to represent its interests in defending any such claim or lawsuit.
If any action results in an injunction against Allegheny with respect to the Work performed under this Agreement, Contractor agrees that it shall, at its option and its sole expense, either: (i) procure for Allegheny the right to continue using the infringing subject matter; or (ii) replace or modify the same so that it becomes non-infringing.

ARTICLE 26 — CONFIDENTIAL INFORMATION
26.1	Duty of Confidentiality
Each party shall hold in confidence all business and technical information that is made available to the other party, directly or indirectly, by either party or developed or acquired by either party in performing the Work under this Agreement (collectively “Confidential Information”), except:
(a)	information, which is or becomes, without fault of the receiving party, part of the public domain;
(b)	information, which the receiving party can show, was received by the receiving party from an independent third party that is under no obligation to the disclosing party regarding the information;
(c)	information, which the receiving party can show was already in the receiving party’s possession at the time the information, was made available to the receiving party, directly or indirectly, from the disclosing party.

Additionally, if so required by Law or valid legal or regulatory process, the receiving party may disclose Confidential Information, but only following notice by the receiving party to the disclosing party of the requirement to disclose and reasonable cooperation with any attempt by the disclosing party to maintain the confidentiality of such Confidential Information. Provided, however, upon notice to the disclosing party, the receiving party may disclose confidential information required by the Securities and Exchange Commission or New York Stock Exchange.
26.2	Use of Confidential Information
Each party shall not, without the prior written approval of the other party, as appropriate, use the Confidential Information that the receiving party is required to keep confidential hereunder for any purpose other than the performance of the Work under this Agreement.
26.3	Contractor’s Information
The existing Confidentiality Agreement between Allegheny and Contractor, dated March 14, 2006 shall apply to confidential information disclosed prior to the date of this Agreement, but is superceded by the terms of this Article 26 from the date of this Agreement forward. Except for the erection arrangement drawings, field weld schedules, general arrangement drawings and piping & instrument diagrams which are herein designated to be non-confidential by Contractor, the receiving party shall be prohibited from the use or disclosure of any or all of the information contained in any drawing, specification, record or other document to third parties without accounting to the disclosing party therefor. Except for information designated by the disclosing party as non-confidential in this Sub-Article, the disclosing party shall be free to place any restrictive notices on any information, no matter the form of its recording, that the disclosing party provides to the receiving party hereunder. If the disclosing party places any such restrictive notices on any non-confidential drawing, specification, record or other document, the receiving party is hereby authorized to disregard those notices to the extent set forth in this Sub-Article 26.3. The prohibitions against use or disclosure set forth in this Sub-Article 26.3 are not intended nor shall they be construed to limit Allegheny’s rights to disclosure and use to the extent set forth in Sub-Article 25.1.
ARTICLE 27 — USE OF TRADEMARK AND PUBLICITY
Contractor shall not, without the prior written consent of Allegheny: (i) use the name or any trade name or registered trademark of Allegheny in any advertising or communications to the public in any format, except as necessary to perform the Work; (ii) make publicity releases or announcements regarding this Agreement, the performance of the Work or any related activities; or (iii) take any photographs, video or other recordings of Allegheny’s property, except as otherwise provided in the Job Specification. Contractor shall cause Subcontractors and Vendors to comply with these requirements.
ARTICLE 28 — AUDIT
28.1	Contractor shall maintain and preserve, and shall cause Subcontractors (to the extent such Subcontractors are employed on a reimbursable cost and/or fixed rate basis) to maintain and preserve, in accordance with generally accepted accounting practices, full, complete and accurate documentation and data (including but not limited to written and electronic records, books of account, correspondence, plans, permits, licenses, drawings, craft payroll records, memoranda, invoices , receipts, and documentation of related systems and controls) pertaining to the Reimbursable Costs under this Agreement, as well as any gift or entertainment expenses incurred by Contractor or Subcontractors pertaining to the Work under this Agreement.
28.2	A listing of the minimum data field requirements for audit purposes to be maintained by Contractor and Subcontractors with respect to the Work is attached hereto as Exhibit J.
28.3	At reasonable times, Contractor shall permit and shall cause Subcontractors (to the extent such Subcontractors are employed on a reimbursable cost and/or fixed rate basis) to permit Allegheny or an independent third party auditor, selected by mutual agreement of Allegheny and Contractor, and the OCIP insurers (to the extent required to verify relevant insurance information) to have access to its and their offices and work locations to examine such documentation and data and to interview Contractor’s and Subcontractors’ personnel in connection therewith, as necessary to verify and monitor the accuracy and propriety of the Reimbursable Costs under the terms of this Agreement.
28.4	The Fixed Rates and Sales General and Administrative Expenses shall have been audited, by an independent third party auditor selected by mutual agreement of Allegheny and Contractor, and, upon agreement, the percentages for the Sales General and Administrative Expenses shall be fixed for the term of this Agreement. At reasonable times, Contractor shall permit an independent third party auditor, selected by mutual agreement of Allegheny and Contractor, to have access to its offices to examine such documentation and data and to interview Contractor’s personnel in connection therewith, as necessary to verify and monitor the accuracy and propriety of the Fixed Rates, if they are adjusted, under the terms of this Agreement. Where Work is compensated using Fixed Rates and Sales General and Administrative Expenses, the independent auditors shall have sufficient access to those rates and expenses to satisfy themselves that the Work provided thereunder has not also been separately billed on some other basis (e.g., a reimbursable basis). Contractor’s Fixed Rates and Sales General and Administrative Expenses shall be subject to additional disclosure and independent audit only in the event Contractor seeks an adjustment thereto.

28.5	Any and all costs associated with audits under Article 28 shall be paid by Allegheny.
28.6	The provisions of this Article shall be applicable during the term of this Agreement and for a period of three (3) years thereafter. If errors or deficiencies are identified by an audit or otherwise, the responsible party shall take prompt corrective action and advise the other party thereof.
ARTICLE 29 — BUSINESS STANDARDS
29.1 Business Standards
Contractor, in performing its obligations under this Agreement, shall maintain in effect appropriate business standards, procedures and controls, such as its Code of Business Conduct, to avoid any real or apparent impropriety that might affect adversely or conflict with the interests of Allegheny. Contractor shall exercise all reasonable care and diligence to prevent any actions or conditions, which could result in a conflict with its Code of Business Conduct . This obligation shall apply to the activities of the employees of Contractor and Subcontractors in their relations with the employees of Allegheny and their families and/or third parties arising from this Agreement. These efforts shall include, but not be limited to, maintaining precautions to prevent their employees and Subcontractors from making, receiving, providing or offering any substantial gifts, extravagant entertainment, payments, loans, or other considerations.
29.2	Accuracy of Records
Contractor agrees that all financial settlements, billings, and reports rendered to Allegheny or its representative shall reflect properly the facts about all activities and transactions handled for the account of Allegheny, which data may be relied upon as being complete and accurate in any further recordings and reporting made by Allegheny or its representatives for whatever purpose.
29.3	Compliance With Law
Contractor agrees and will secure agreement by Subcontractors to comply with Law in performance of the Work. Notwithstanding anything in this Agreement to the contrary, no provision shall be interpreted or applied so as to require Allegheny or Contractor to do, or refrain from doing, anything which would constitute a violation of, or result in a loss of economic benefit under, United States anti-boycott and other export laws and regulations. Contractor represents that it shall not make any improper payments of money or anything of value to a government official (whether appointed, elected, honorary, or a career government employee) in connection with this Agreement, nor shall it make improper payments to a third party knowing or suspecting that the third party will give the payment, or a portion of it, to a government official.
29.4	Notice of Non-Compliance
Contractor agrees to notify Allegheny promptly upon discovery of any instance where the Contractor fails to comply with this Article. If Contractor discovers or is advised of any errors or exceptions related to its invoicing for the Work, Contractor and Allegheny will together review the nature of the errors or exceptions, and each party will, if appropriate, promptly take corrective action and adjust the relevant invoice, correct underpayments or refund overpayments.
ARTICLE 30 — NO INFORMATION BROKERING
30.1	Warranty and Representation
A practice exists (referred to in this Article as “Information Brokering”) where certain parties approach contractors, subcontractors, vendors, or others and offer confidential information or illicit influence in order to obtain business through corruption of competitive bidding processes. Contractor recognizes that the practice of Information Brokering or any other corruption of the Agreement award process is not permitted by Allegheny and Contractor agrees, warrants and represents that it has not and will not, and use best efforts to cause its Subcontractors not to, utilize Information Brokering in connection with this Agreement.
30.2	Notification
Contractor agrees that it will promptly notify Allegheny’s General Counsel in writing if anyone approaches Contractor for the purpose of Illegal Information Brokering related to its relationship with Allegheny. Allegheny undertakes that such notice and any related information provided by Contractor will be treated with the utmost discretion.
ARTICLE 31 — MANAGEMENT OF WASTE, HAZARDOUS SUBSTANCE AND HAZARDOUS WASTE
31.1	Contractor and Subcontractors shall have the responsibility and liability for the proper management of wastes resulting from their Work pursuant to the Job Specification. In particular, but without limitation, Contractor and Subcontractors shall implement procedures to minimize the generation of waste, other than Hazardous Waste. These procedures shall include, at a minimum, process substitution, materials recovery, and continued product use.
31.2	Contractor and Subcontractors shall, in performing the Work, have the responsibility for proper handling according to Law of all Hazardous Substances and Hazardous Waste brought onto or generated at the Work Site by Contractor and Subcontractors, and Allegheny shall be responsible for the proper permitting, removal and disposal of all such Hazardous Waste according to Law. Allegheny shall direct Contractor and Subcontractors as to where Hazardous Waste shall be stored prior to removal and disposal. Contractor and Subcontractors shall implement procedures to minimize the generation of Hazardous Waste resulting from their Work. These procedures shall include, at a minimum, process substitution, materials recovery, and continued product use. When possible, Contractor shall select less toxic alternatives to minimize the generation of Hazardous Waste. Contractor shall maintain a log of all Hazardous Substances and Hazardous Waste brought onto or generated at the Work Site by Contractor and Subcontractors, including their quantity and locations, and provide copies of such log regularly to Allegheny. Allegheny shall remove from the Work Site all Hazardous Waste brought onto or generated at the Work Site by Contractor and Subcontractors. In the event asbestos or asbestos containing materials are located at the Work Site, Contractor shall provide notice of such location and Allegheny shall remove and dispose of such materials.
31.3	Contractor shall defend, indemnify and hold harmless Allegheny, and Allegheny’s parents, subsidiaries, affiliates and the officers, directors, employees, successors and assigns of each of them, from and against all claims resulting from or related to: (i) any Hazardous Substances and Hazardous Waste that has been brought onto the Work Site by Contractor or any Subcontractors or any person acting on behalf of, or under the direction or supervision of Contractor or Subcontractors; (ii) Contractor’s failure to timely notify Allegheny of the release of any Hazardous Substances or Hazardous Waste brought onto the Work Site by Contractor or any Subcontractor on or from, the Work Site, (iii) Contractor’s failure to remove or properly dispose of any such Hazardous Substance; or (iv) Contractor’s or a Subcontractor’s failure to comply with Law with respect to any such Hazardous Substance or Hazardous Waste or other waste brought onto the Work Site by Contractor or any Subcontractor. Contractor’s obligations hereunder shall not be limited by the provisions of any Workers’ Compensation act or similar statute or otherwise.
ARTICLE 32 — ASSIGNMENT OF AGREEMENT
Allegheny may assign this Agreement, including all its rights and obligations hereunder, without the consent of Contractor. Allegheny also may add Monongahela Power Company as another owner party to this Agreement without the consent of Contractor and Monongahela Power Company shall have all of the rights and obligations together with Allegheny under this Agreement.
Contractor shall not assign this Agreement or any part hereof without Allegheny’s prior written approval, unless such assignment is made to a parent or affiliate company or to a successor by way of merger, consolidation or the acquisition of substantially all of the assets of Contractor.
In the event of assignment by either party, the assignee shall expressly assume the obligations of the assignor in writing. The assignor shall not be relieved of any liability under this Agreement until such time as the assignee provides the nonassigning party with reasonable assurance that it can fully satisfy the obligations hereunder of the assignor.

Any assignment made by the parties not in accordance with this Article shall be void.
ARTICLE 33 — EXECUTIVE SPONSOR AND NOTICES
33.1	Executive Sponsor
33.1.1	Allegheny’s Executive Sponsor, Michael V. Herriott, or other such person as may be subsequently designated in writing by Allegheny, shall be the primary contact with Contractor’s corporate management and shall have authority to act for Allegheny with respect to all matters pertaining to this Agreement.

33.1.2	Contractor’s Executive Sponsor, Walter Nischt, an officer or an executive of Contractor or some other officer or executive as may be subsequently designated in writing by Contractor, shall have authority to act for Contractor with respect to all matters pertaining to this Agreement.

33.1.3	The Executive Sponsor of each party shall be available to the other party’s representatives at any reasonable time, regarding among other things, communications to the other party’s corporate management of its performance of the Work. It is agreed that the Executive Sponsor shall maintain a detailed knowledge of the progress of the Work and of significant or anticipated problems and shall ensure that each party fulfils its obligations under this Agreement. In particular, the Executive Sponsor shall attend regular project review meetings and shall receive copies of Contractor’s regular progress reports and other significant correspondence. If Contractor’s Project Manager and Allegheny’s Project Manager cannot reach agreement on any material matter related to the Work, the matter will be decided by Contractor’s Executive Sponsor and Allegheny’s Executive Sponsor.
33.2	Notices
33.2.1	Notices required by this Agreement shall be in writing and shall be sent by hand, certified mail or overnight courier to Contractor or Allegheny at the respective party’s office address set forth below, to the attention of the respective Designated Representative:

Allegheny Energy Supply:		Contractor:
ATTN:	Michael V. Herriott	ATTN:Walter Nischt
	Allegheny Energy, Inc.	The Babcock & Wilcox Company
	800 Cabin Hill Drive	20 South Van Buren Avenue
	Greensburg, PA 15601	Barberton, OH 44203
With a copy to:
Allegheny Energy Supply:		Contractor:
ATTN:	General Counsel	ATTN: Assistant General Counsel
	Allegheny Energy, Inc.	The Babcock & Wilcox Company

800 Cabin Hill Drive	20 South Van Buren Avenue
Greensburg, PA 15601	Barberton, OH 44203
33.2.2	The effective date of notice shall be the date the notice is received by the addressee or it reaches the office of the addressee, whichever is earlier.
ARTICLE 34 — ALCOHOL AND DRUGS
34.1	Contractor warrants that none of its personnel or those of Subcontractors shall perform any Work at the Work Site while under the influence of alcohol and/or drugs. Contractor’s and Subcontractor’s personnel performing the Work at the Work Site shall be informed about its alcohol and drug policy.
34.2	Contractor’s and Subcontractors’ personnel shall neither abuse medications nor use, possess, distribute or sell alcohol and/or drugs when performing the Work at the Work Site or on premises owned or controlled by Allegheny. Upon reasonable suspicion of such conduct, and after notice and discussion with Contractor, such personnel shall be removed from performing Work.
34.3	Contractor shall maintain a drug and alcohol policy that meets or exceeds the Safety and Health Manual.
ARTICLE 35 — SAFETY AND HEALTH
Contractor shall maintain a safety and health program that meets or exceeds the requirements of the Safety and Health Manual and the Job Specification.
ARTICLE 36 — RIGHT OF REMOVAL
Contractor shall, after notice by and discussion with Allegheny, promptly remove from Work Site any employee or agent of Contractor, any Subcontractor or any employee or agent of Subcontractor performing Work under this Agreement, or any Vendor or any employee or agent of Vendor performing Work under this Agreement as Allegheny may for any reason designate.
ARTICLE 37 — FORCE MAJEURE
37.1	No delay or failure of performance by either party shall constitute a material breach hereunder or give rise to any claim for damages if, and to the extent, such delay or failure is caused by force majeure. In the event of any delay arising by reason of force majeure, the schedule shall be adjusted by a Change Order. Force majeure means an unforeseen occurrence beyond the control and without the fault or negligence of the party affected and which said party is unable to prevent or provide against by the exercise of reasonable diligence including, but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; war, rebellion, sabotage or riot, floods, unusually severe weather that could not reasonably have been anticipated; fires, explosions, or other catastrophes; strikes or any other concerted acts of workers; inability to obtain fuel or labor; riots or acts of terrorism; other similar occurrences, but lack of finances shall in no event be deemed to be a cause beyond a party’s control.
37.2	The following are specifically excluded as force majeure occurrences unless: (i) they were caused by force majeure of the type set forth in the preceding clause; and (ii) an alternate source of work or materials, acceptable to Contractor and Allegheny, is unavailable:
(a)	late performance caused by a failure to employ sufficient supervisors or labor, inefficiencies, or similar occurrences.

(b)	late delivery of equipment or materials caused by congestion at a manufacturer’s plant or elsewhere, an oversold condition of the market, inefficiencies, or similar occurrences.
37.3	The party invoking the force majeure will: (i) immediately notify the other party; (ii) make every effort to remedy the cause of non-performance; and (iii) perform the entirety of its obligations as soon as this cause has gone, the other party being released from its contractual obligations related to such cause until such time as the cause has gone.
37.4	When the effect of said occurrence can be estimated, Allegheny may issue a Change Order.
ARTICLE 38 — AMENDMENTS
Any amendment to the terms of this Principal Document and Exhibits shall only be effective if made in writing and signed by Allegheny and Contractor.
ARTICLE 39 — PRECEDENCE
In the event of a conflict between any provisions of this Agreement, the terms in this Principal Document shall take precedence and govern over the Job Specification and the Exhibits.
ARTICLE 40 — MISCELLANEOUS
40.1	Severability
If any provision or portion of this Agreement shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of Law, that provision or portion of this Agreement shall be deemed omitted and the remaining provisions shall remain in full force and effect.
40.2	Waiver
No waiver by a party of a right or default under this Agreement shall be effective unless in writing. No such waiver shall be deemed a waiver of any subsequent right or default of a similar nature or otherwise.
40.3	Remedies Cumulative
With the exception of the warranty provisions in Article 6, the remedies provided for in this Agreement are cumulative.

40.4	Sole Benefit
This Agreement and all rights hereunder are intended for the sole benefit of the parties hereto and shall not imply or create any rights on the part of, or obligations to, any other person.
40.5	Counter Parts
This Agreement may be executed in counterparts, which shall, in the aggregate, when signed by all parties constitute one and the same instrument, and thereafter, each counterpart shall be deemed an original instrument as against any party who has executed it. Facsimile signatures shall be enforceable as original signatures.
ARTICLE 41 — SURVIVING OBLIGATIONS
Contractor’s obligations under this Agreement including, without limitation, the requirements of Articles 6,12,13,15, 20, 21, 26, 28, 31, 40 and 41 shall survive any termination or suspension of the Work, Final Acceptance of the Work, Acceptance or Allegheny’s making full payment of the Agreement Price, anything in this Agreement to the contrary notwithstanding.
ARTICLE 42 — ENTIRE AGREEMENT
This Agreement constitutes the entire agreement between Allegheny and Contractor, and it supersedes all prior negotiations, representations or agreements, either oral or written, related to the subject matter hereof including, without limitation, Allegheny’s invitation for proposals and Contractor’s proposal, except to the extent they are expressly incorporated herein.
IN WITNESS WHEREOF, the parties, intending to be legally bound, have duly executed this Agreement in duplicate originals as of day and year first written above.

	The Babcock and Wilcox Company		Allegheny Energy Supply Company, L.L.C.

By:	/s/ Walter Nischt	By:	/s/ Michael V. Herriott

Name:	Walter Nischt	Name:	Michael V. Herriott

	(Typed or Printed)		(Typed or Printed)

Title:	V. P. Env. Products & Services	Title:	V. P. Construction & Engineering

Date:	July 12, 2006	Date:	July 12, 2006